Exhibit 3.1(b)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.

The undersigned, being the President and the Secretary, respectively, of International Remote Imaging Systems, Inc., a corporation organized and existing under the laws Of the State of Delaware (the “Corporation”), do hereby certify that:

1. The Board of Directors of the Corporation, at a meeting duly called and held on January 30, 1993, adopted resolutions setting forth two proposed amendments to the Certificate of Incorporation of the Corporation, which amendments are set forth below in Paragraphs 4 (the “Reverse Split Amendment”) and 5 (the “Stockholder Action Amendment”), respectively (collectively, the “Amendments”).

2. In accordance with Section 228 of the Delaware General Corporation Law, the holders of a majority of the outstanding shares of each class of stock entitled to vote on the Reverse Split Amendment approved such Amendment at the Corporation’s 1993 Annual Meeting of Stockholders duly called and held on June 3, 1993.

3. In accordance with Section 228 of the Delaware General Corporation Law, the holders of a majority of the outstanding shares of each class of stock entitled to vote on the Stockholder Action Amendment approved such Amendment at an adjournment of the Corporation’s 1993 Annual Meeting of Stockholders duly authorized and held on June 26, 1993.

4. The first paragraph of the Article FOURTH of the Certificate of Incorporation of the Corporation is amended to read in full as follows:

The total number of shares of stock which the Corporation shall have authority to issue is eighteen million six hundred thousand (18,600,000) shares consisting of fifteen million six hundred thousand (15,600,000) shares of common stock, par value $.01 per share (“Common Stock”), and three million (3,000,000) shares of preferred stock, par value $.01 per share (“Preferred Stock” or “Preferred Shares”). Upon the filing in the Office of the Delaware Secretary of State of the Certificate of Amendment of the Certificate of Incorporation of the Corporation whereby this FOURTH Article is amended to read as set forth herein, each five (5) issued and outstanding shares of Common Stock shall thereby and thereupon be combined into one (1) validly issued, fully paid and nonassessable share of Common Stock. No scrip or fractional shares will be issued by reason of this amendment.

5. A new Article TENTH is added to the Certificate of Incorporation of the Corporation to read in full as follows:

No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

6. The Amendments have been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, International Remote Imaging Systems, Inc. has caused this Certificate of Amendment to be signed by its President and attested by its Secretary this 8th day of July, 1993.

INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.

By:	/s/ Fred Deindoerfer

Attest:

/s/ E. Eduardo Benmaor